Exhibit 99.1

FROM:	KENNAMETAL INC.
P.O. Box 231
Latrobe, PA 15650
01-724-539-5000

Investor Relations
Contact: Quynh McGuire
724-539-6559

Media Relations
Contact: Joy Chandler
01-724-539-4618

DATE:	September 19, 2006

FOR RELEASE:	Immediate
Kennametal Inc. Institutes Search for New CFO
LATROBE, Pa., September 19, 2006- Kennametal Inc. (NYSE: KMT) announced today the company will begin a search to replace current Executive Vice President and Chief Financial Officer (CFO) Catherine R. Smith, who is leaving on September 30, 2006 to join a US-based Fortune 500 company as Executive Vice President and CFO. Kennametal will engage an executive search firm to conduct the search, which will include both external and internal candidates. Frank P. Simpkins, Kennametal’s current Vice President Finance and Corporate Controller, will assume the role of Interim CFO.
“We wish Cathy all the best in her new position, and sincerely appreciate her contributions to Kennametal’s success during her tenure as a part of our leadership team, “ commented Kennametal President and CEO Carlos M. Cardoso. “Frank Simpkins, our Vice President Finance and Corporate Controller will oversee financial functions as Interim CFO. Frank has been with Kennametal for 11 years and during that time has served as – among other key finance roles – Director of Finance for our largest business segment and then as Vice President Finance for Kennametal Industrial Business,” Cardoso continued. “We have a very solid and experienced talent base in the finance function and I am therefore confident that we will continue to execute flawlessly against our corporate growth goals.”
Kennametal has just reported a very strong performance for its fiscal year 2006, with record accomplishments on several fronts. The company is on target to continue to execute its growth strategies.

Kennametal Inc. (NYSE:KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy over $2.3 billion annually of Kennametal products and services—delivered by some 13,500 talented employees in over 60 countries—with almost 50 percent of these revenues coming from outside the United States. Visit us at www.kennametal.com [KMT-G]
#
2